Exhibit 99.1

NBA Champion John Salley Joins StationDigital’s Advisory Board

Basketball Star to widen and drive more visibility to StationDigital audience

St. Louis, MO, April 16, 2015 – StationDigital Corporation (OTCQB: SDIG), an internet media delivery platform for free streaming of music and video content, today announced that John Salley, noted wellness advocate, TV Host, and four-time NBA Champion, has joined its Board of Directors.

The addition of Mr. Salley marks the first of a few strategic mainstream influencers StationDigital plans to bring on board as part of both our business and marketing strategy execution.

“John Salley represents the best of us. We are extremely excited to have Mr. Salley join the company as a Special Advisor to our Board. He brings substantial visibility and experience to our marketing and business roll-out strategy,” stated Lou Rossi CEO of StationDigital.

About John Salley

Most can achieve a goal and be pleasantly satisfied with their results but to continually create new tasks to accomplish and to reinvent yourself is the mark of a versatile and motivated individual.  It is the definition of father, athlete, actor, entrepreneur, talk show host, philanthropist, wellness advocate, vegan and champion: John Salley.

A proud native of Brooklyn, New York, John found a love for basketball at an early age.  He accepted a Basketball Scholarship to Georgia Tech to play for legendary head coach Bobby Cremins. From there Salley went on to become a 15-year NBA veteran and was the first NBA player to win four championships with three different teams.  During the 80’s, Salley was a member of the Detroit Piston “Bad Boys” squad.  Salley went on to Chicago playing with Michael Jordan as part of the Bulls 1996 championship team.  In 1999, Phil Jackson invited Salley to come to Los Angeles to provide experience and leadership to the 1999-2000 Lakers’ championship team.

After his retirement from the NBA in 2000, Salley explored several opportunities in both television and film.  John’s film credits include Bad Boys 1 & 2, Eddie and Jerry Bruckheimer’s Confession of a Shopaholic. John has served as host for numerous award shows and was also the host of The John Salley Block Party on 100.3 The Beat Morning Show in Los Angeles.  John recently hosted the Reunion Shows of VH-1’s #1 rated show, Basketball Wives.

John spent 7 years serving as the co-host of the Emmy nominated, critically acclaimed “The Best Damn Sports Show Period” on Fox Sports Net.  He was also the host of the sports talk show “Ballers” on BET.  John is also the head of his own production company, John Salley Presents, Inc., where John uses his uncanny ability to find unique and interesting people and projects for television, film and Internet. In April 2011 until recently, John hosted his own talk show Game On! airing on The Reelz Channel. In addition, John was also a co-host on The Car Show, which aired on Speed Channel.

John is actively involved with Operation Smile, PETA and the fight against Diabetes.  In addition, John is involved with PCRM and visited Washington in Nov ’09 and May ’10, speaking to Congress about the Child Nutrition Act, asking Members to support legislation that would increase vegetarian options in meals served in public schools.

John has adopted a plant based (raw vegan) lifestyle, and is a frequent speaker at VegFest’s across the USA. As a Wellness Advocate, one of John’s main missions in life is to continue to educate people on the benefits of living a healthier lifestyle thru better eating habits. With a passion for real food, wine and spirits, John has contributed articles to Wine Spectator, Cigar Aficionado and LA Confidential.  You can follow John on Facebook, Twitter @thejohnsalley.com and his website, www.johnsalley.com. John currently lives in Los Angeles with his family.

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About StationDigital Corporation

StationDigital Corporation is a multimedia digital broadcast company that offers free music streaming for millions of songs. StationDigital Corporation features both genre-based and artist-based music discovery stations to suit an endless variety of musical tastes, and a personal recommendation service.

StationDigital Corporation's users can customize their listening experience by selecting playlists and stations based on their favorite artists, songs or genres, and by providing feedback on the music they hear.

StationDigital Corporation also offers the industry's first Listener Rewards program in which users earn points for listening, sharing and inviting friends on social media to enjoy StationDigital Corporation. Listener Rewards points are redeemable in the upcoming StationDigital online store to purchase music, merchandise and additional discounts, or from participating partner offers. StationDigital Corporation is headquartered in St. Louis.

For more information, download the StationDigital Corporation app for Android or iOS mobile devices.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of uncertainties and risks that could significantly affect the Company's current plans and expectations, as well as future results of operations and financial condition. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Interview Press/ Media Contact:
Matthew BIRD
President
1-800-PublicRelations, Inc.
646.401.4499
matt.bird@1800pr.com
www.1800pr.com

Source: StationDigital Corporation